EXHIBIT 16.1

March 29, 2006
Securities and Exchange Commission

Washington, D.C.  20549
Ladies and Gentlemen:

We were previously principal accountants for AMCOL International Corporation and, under the date of March 16, 2006, we reported on the consolidated financial statements of AMCOL International Corporation as of and for the years ended December 31, 2005 and 2004, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005. On March 25, 2006, our appointment as principal accountants was terminated. We have read AMCOL International Corporation's statements included under Item 4.01 of its Form 8-K dated March 29, 2006, and we agree with such statements, except we are not in a position to agree or disagree with the statement that the change was approved by the audit committee of the board of directors or the statements contained in Item 4.01 (b).

Very truly yours,

/s/ KPMG LLP